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                                                                     EXHIBIT 5.1

                              FOX LAW OFFICES, P.A.
                                  P.O. BOX 1097
                             PECOS, NEW MEXICO 87552
                            Telephone (505) 757-6411
                            Facsimile: (505) 757-2411



March 15, 2002



Board of Directors
Veridien Corporation
2875 MCI Drive,
Pinellas Park, FL 33782-6105


         In re:  Employees & Consultants Compensation Plan
                     Registration Statement on Form S-8

Gentlemen:

We have represented Veridien Corporation, a Delaware corporation, ("Company") in connection with the preparation of a registration statement to be filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 10,000,000 shares ("Shares") of the Company's Common Stock, par value of $.001 per share) ("Common Stock") pursuant to the recently adopted Employees & Consultants Compensation Plan ("Plan"). In this connection, we have examined such documents, corporate records and other papers as we deemed necessary to examine for the purposes of this opinion.

We are of the opinion that the Shares of Common Stock will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Yours truly,
FOX LAW OFFICES, P.A.

/s/ Richard C. Fox

By:  Richard C. Fox, Esq.